FOR IMMEDIATE RELEASE
                                                                                   CONTACT: Joe Hodas
                                                                                       (720) 374-4504
                                                                     E-mail: corpcomm@flyfrontier.com

                         Frontier Airlines Reports Fiscal Second Quarter 2004 Results

DENVER (Oct. 30, 2003) - Frontier Airlines (Nasdaq: FRNT) today reported fiscal second quarter
2004 net income of $2.0 million, or $0.06 per diluted common share for the three months ended
September 30, 2003, compared with a net loss of $3.1 million, or $0.10 per common share for the airline's fiscal second quarter last year. Included in the Company's fiscal second quarter 2004 net income were the following special items on a pre-tax basis; write-off of deferred loan costs of $8.7 million associated with the prepayment of all but $11.6 million remaining principal of the government guaranteed loan; a charge for Boeing aircraft and facility lease exit costs of $4.6 million; loss of $1.7 million on the sale of one Airbus aircraft in a sale-leaseback transaction and from the sale of a spare engine; and an unrealized derivative loss of $.3 million. These items, net of income taxes and profit sharing, totaled $0.27 per diluted share.

Chief Executive Officer's Comments

Frontier President and CEO Jeff Potter said, "Our fiscal second quarter results provide further evidence that our efforts of the previous year, including our continued shift to an all Airbus fleet, the launch of a high-impact branding campaign and the simplicity we brought to the market with our new pricing structure, are now paying consistent dividends. This past summer was notable as we carried a record number of passengers, and achieved a record load factor for the fiscal second quarter 2004.
Once again our quarterly traffic growth far outpaced our capacity growth, resulting in an industry leading year-over-year increase in passenger revenue per available seat mile (RASM) of 24.5 percent.
The culmination of each of these trends in our business, allowed us to achieve an operating margin of
13.5 percent for the quarter."

Operating Highlights

Total revenues during the airline's fiscal second quarter increased 38.9 percent to $165.8 million from $119.4 million in the fiscal second quarter of 2003, while operating expenses during the quarter only increased 17.0 percent to $143.5 million from $122.6 million from the same period last year.

Passenger revenue increased as revenue passenger miles (RPMs), grew at a rate of 42.8 percent during its fiscal second quarter, while capacity growth, as measured by available seat miles (ASMs), increased by 10.3 percent, from the same time last year. As a result, the airline's load factor was 76.6 percent for its fiscal second quarter, 17.4 load factor points greater than the airline's load factor of 59.2 percent during the same time last year. During fiscal second quarter 2004, the airline's breakeven load factor increased 13.1 load factor points from 61.7 percent to 74.8 percent, which includes the effect of special items. These items, net of profit sharing, accounted for 6.2 load factor points of the break-
even load factor increase.

During fiscal second quarter 2004, the airline's passenger revenue per available seat mile (RASM)
increased 1.82 cents or 24.5 percent to 9.26 cents from 7.44 cents for the same quarter last year.  The increase in RASM was primarily due to a significant increase in load factor but was slightly offset by a decrease in revenue per passenger mile (yield) of 3.8 percent to 12.09 cents from 12.57 cents for the same period last year. The decline in yield can be attributed to a 3.2 percent decline in average length of haul as well as Frontier's simplified fare structure, which was implemented in February 2003.

The year-over-year increase in total revenues also reflects contributions from other revenues associated with Frontier's new U.S. mail contracts, LiveTV revenues and the positive operating margin contribution from Mesa's JetExpress service.

The airline's cost per available seat mile (CASM) including fuel for the September 2003 quarter increased
5.9 percent to 8.32 cents from 7.86 cents for the same quarter last year. Fuel cost per gallon during the quarter, including taxes and the cost of delivering fuel into the aircraft, increased 9.8 percent to $1.01 per gallon, compared to 92.0 cents for the same period last year. CASM excluding fuel increased 5.1 percent to 6.82 cents from the same period last year when CASM excluding fuel was 6.49 cents.

Chief Financial Officer Paul Tate discussed the airline's year-over-year quarterly unit cost increase, stating, "Our CASM ex-fuel increased .33 cents during the quarter, principally as a result of an increase in passenger related expenses of .24 cents per ASM caused by a disproportionate increase in the number of passengers and U.S. Mail carried compared to the year-over-year quarterly ASM growth.  In addition, we incurred an increase in general and administrative expenses of .15 cents as a result of a profit sharing accrual associated with our return to profitability and an increase in health insurance costs. These increases were offset by a decrease of .13 cents in maintenance expense, principally as a result of the reduction in our older Boeing fleet, which continues to be replaced with new Airbus aircraft."

Tate also described Frontier's current cash and short-term investment position, stating, "Our cash position of $203.3 million, which was substantially aided by our secondary offering of 5.05 million shares of common stock in September 2003, is the highest in the Company's history.  A portion of the proceeds from the secondary offering were used to decrease our government guaranteed loan by $48.6 million and enabled us to increase our cash position by $32.5 million."

The airline's fleet in service on September 30, 2003 consisted of 12 owned Airbus A319 and A318 aircraft,
12 leased Airbus A319 aircraft and 14 leased Boeing 737 aircraft.

Business developments during the quarter included:
o        Signed a Letter of Intent with Airbus for the acquisition of 15 additional Airbus A319 aircraft with purchase rights for up to an additional 23 A319 aircraft.  The company also announced its intention to lease 14 additional A319s to be delivered over the next five years.
o        Took delivery of six new aircraft including three Airbus A319 aircraft and three Airbus A318
     aircraft, and retired the final two Boeing 737-200s in the Company's fleet.   The initial Airbus A318
     delivered to Frontier was the first in the world to be flown commercially.
o        Generated net proceeds of $81.1 million via a secondary offering of 5,050,000 shares of common stock in September 2003.
o        Began service to Milwaukee and Orange County, California on August 31, 2003.
o        Partnered with a new regional jet provider, Horizon Air, to begin operations as Frontier JetExpress upon the expiration of the current agreement with Mesa Air, which ends Dec. 31, 2003.  The Horizon Air agreement calls for as many as nine 70-seat Bombardier CRJ-700 aircraft by May 30, 2004.
o        Signed exclusive marketing agreements with five major Colorado universities as well as the Colorado
     Avalanche (NHL), the Denver Nuggets (NBA) and the Pepsi Center, Denver's premiere sports and entertainment venue.
o        Announced service to four new destinations--St. Louis beginning November 1, 2003; and in Mexico,
     Los Cabos beginning November 1, 2003, Puerto Vallarta beginning November 22, 2003, and Ixtapa/Zihuatanejo beginning January 31, 2004.
o        Expanded our codeshare agreement with Great Lakes Airlines to serve Rapid City, South Dakota and
     Grand Junction Colorado.
o        Significantly enhanced the ease of customer check-in with the launch of "FlexCheck," a Frontier branded online and web-based check-in service, including FlexCheck kiosks at our Denver ticket counter.
o        Partnered with Vail Resorts for a unique, industry-first ski package that offers unlimited skiing and unlimited flying from any of Frontier's destinations into Denver and Lake Tahoe, NV.

Cash Comparisons

Cash, cash equivalents and short-term investments available for operations and investing activities on
September 30, 2003 were $203.3 million compared to $44.6 million available on September 30, 2002.  The increase in the Company's cash position is largely attributable to its net income for the period, and includes net proceeds of $81.1 million from a secondary offering of common stock, offset by a required pre-payment of $48.6 million on the Company's government guaranteed loan. The airline reported working capital of $118.2 million as of September 30, 2003, a substantial increase over the airline's working capital on September 30, 2002, when the airline reported working capital of $6.0 million.

Potter concluded, "We began our fiscal year with several changes, including a simplified fare structure and the launch of our new branding campaign, and in the second quarter we built upon that momentum and simultaneously laid the foundation for future earnings growth. The result was record revenues of $165.6 million, three straight months of record load factors including a Company-best 80.1 percent in July and most importantly, we confirmed what started to become apparent in our first quarter--that we are stimulating air travel by offering travelers a superior product and service at an affordable price. With our road map in place, our dedicated employees working tirelessly to continually outperform themselves, and our operations achieving greater efficiencies each quarter as we continue our Airbus transition. We are eager to expand our service, bringing low fares and a superior flight experience to new customers by adding frequency in our current markets as well as new destinations in the future."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on October 31, 2003 at 9:00 a.m. Mountain Daylight Time. The call is available via the World Wide Web on the airline's Web site at WWW.FRONTIERAIRLINES.COM or using the following URL:  http://www.vcall.com/CEPage.asp?ID=84961.

Currently in its tenth year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 39 aircraft and employing approximately 3,700 aviation professionals. Frontier, in conjunction with Frontier JetExpress operated by Mesa Air Group ("Mesa"), operates routes linking our Denver hub to 38 cities in 23 states spanning the nation from coast-to-coast and to two cities in Mexico. Frontier's maintenance and engineering department has received the Federal Aviation
Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for four consecutive years. In August 2003, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at WWW.FRONTIERAIRLINES.COM.

Legal Notice Regarding Forward-Looking Statements
Frontier notes that this press release contains forward-looking statements and that certain information contained in this press release involves risks and uncertainties that could result in actual results differing materially from expected results. These statements include, but are not limited to, the ability to conserve financial resources while operating in a highly competitive hub, the ability to increase future revenues and the ability to achieve additional unit cost reductions. Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this press release. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the uncertainty of leisure travel and corporate travel expenditures as we enter the historically weak period of post-summer travel; further downward pressure on airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the ability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry especially as it relates to war risk insurance;
and the stability of the U.S. economy and the economic environment of the airline industry. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's form 10-K for its fiscal year ended March 31, 2003, and the Company's Form 10-Q for the quarter ended June 30, 2003 and the Company's form
8-K filed September 19, 2003.

                                                     -Financial Tables To Follow-

                                                   FRONTIER AIRLINES, INC.
                                                  SELECTED BALANCE SHEET DATA
                                                       (In Thousands)
                                                         (unaudited)

                                                  September 30,     September 30,
                                                        2003            2002
Balance Sheet Data:
Cash, cash equivalents and
  short-term investments                           $  203,332      $    44,566
Current assets                                     $  271,959      $   114,413
Total assets                                       $  741,615      $   427,428
Current liabilities                                $  153,770      $   108,462
Long-term debt                                     $  279,379      $   133,650
Total liabilities                                  $  486,161      $   259,220
Stockholders' equity                               $  255,453      $   168,208
Working capital                                    $  118,189       $    5,951

                                                   FRONTIER AIRLINES, INC.
                                                  STATEMENTS OF OPERATIONS
                                                         (unaudited)
                                                   Three Months Ended                 Six Months Ended
                                            September 30,    September 30,     September 30,    September 30,
                                                2003             2002              2003             2002

Revenues:
    Passenger                               $ 159,964,675    $ 116,709,640     $ 298,855,237    $ 226,001,522
    Cargo                                       2,369,222        1,366,251         4,058,247        2,946,187
    Other                                       3,487,275        1,278,633         5,273,638        2,219,222

            Total revenues                   165,821,172      119,354,524       308,187,122      231,166,931

Operating expenses:
    Flight operations                          42,267,994       38,236,779        84,433,315       75,320,183
    Aircraft fuel expense                      25,900,551       21,332,131        48,501,320       38,728,122
    Aircraft and traffic servicing             26,077,456       21,274,015        50,074,966       40,623,124
    Maintenance                                17,120,004       17,500,920        34,997,976       33,942,991
    Promotion and sales                        16,470,511       13,505,113        31,190,508       28,224,421
    General and administrative                  9,784,376        6,574,920        18,720,012       12,696,791
    Depreciation and amortization               5,870,300        4,133,227        11,057,498        7,931,639

            Total operating expenses          143,491,192      122,557,105       278,975,595      237,467,271

            Operating income (loss)            22,329,980       (3,202,581)       29,211,527       (6,300,340)

Nonoperating income (expense):
    Interest income                               524,468          487,798           937,831        1,194,760
    Interest expense                           (4,034,387)      (1,895,668)       (7,868,780)      (3,154,979)
    Emergency Wartime Supplemental
      Appropriations Act compensation               -                -            15,024,188                -
    Early extinguishment of debt               (8,742,489)           -            (8,742,489)               -
    Aircraft lease and facility exit costs     (4,659,058)           -            (5,345,353)               -
    Loss on sale-leaseback of aircraft         (1,237,718)           -            (1,237,718)               -
    Other, net                                   (676,218)        (286,772)         (852,311)        (438,322)

            Total nonoperating income
              expense, net                    (18,825,402)      (1,694,642)       (8,084,632)      (2,398,541)

Income (loss) before income tax expense
    (benefit) and cumulative effect of change
    in method of accounting for maintenance     3,504,578       (4,897,223)       21,126,895       (8,698,881)

Income tax expense (benefit)                    1,506,855       (1,842,729)        8,195,482       (3,171,966)

Income (loss) before cumulative effect of
change in method of accounting for maintenance  1,997,723       (3,054,494)       12,931,413       (5,526,915)

Cumulative effect of change in method of
  accounting for maintenance, net of tax            -                -                 -            2,010,672

Net income (loss)                             $ 1,997,723     $ (3,054,494)     $ 12,931,413     $ (3,516,243)
                                          ================ ================  ================ ================

(Continued)

FRONTIER AIRLINES, INC.
Statements of Operations
(Unaudited)

                                            September 30,    September 30,     September 30,    September 30,
                                                 2003             2002              2003             2002

Earnings (loss) per share:
  Basic:
    Income (loss) before cumulative effect
      of a change in accounting principle        $0.07          ($0.10)             $0.43          ($0.19)
    Cumulative effect of change in method of
      accounting for maintenance checks            -                -                 -              0.07

    Net income (loss)                           $0.07          ($0.10)             $0.43         ($0.12)
                                          ================ ================  ================ ================

  Diluted:
    Income (loss) before cumulative effect
      of a change in accounting princip          $0.06          ($0.10)             $0.40          ($0.18)
    Cumulative effect of change in method of
      accounting for maintenance checks            -                -                 -              0.07
    Net income (loss)                            $0.06          ($0.10)             $0.40          ($0.11)
                                          ================ ================  ================ ================

Weighted average shares of
  common stock outstanding:
            Basic                              30,440,589       29,632,898        30,133,571       29,583,870
                                          ================ ================  ================ ================
            Diluted                            33,620,352       29,632,898        32,514,599       29,583,870
                                          ================ ================  ================ ================

                                                   FRONTIER AIRLINES, INC.
                                              COMPARATIVE OPERATING STATISTICS

                                                 Three Months Ended Sept. 30       Six Months Ended Sept. 30
                                                    2003            2002              2003           2002
Selected Operating Data:
Passenger revenue (000s)                       $  159,965      $   116,710        $  298,855       $  226,002
Revenue passengers carried (000s)                   1,457              987             2,684            1,916
Revenue passenger miles (RPMs) (000s)           1,318,020          922,817         2,443,253        1,782,421
Available seat miles (ASMs) (000s)              1,721,397        1,559,879         3,396,447        2,929,278
Passenger load factor                               76.6%            59.2%             71.9%            60.8%
Break-even load factor (1)                          74.9%            61.7%             65.0%            63.2%
Block hours                                        33,908           30,875            67,035           58,554
Departures                                         15,078           13,583            29,688           25,767
Average aircraft stage length                         858              870               860              861
Average passenger length of haul                      905              935               910              930
Average daily fleet block hour utilization           10.0              9.9              10.1              9.9
Yield per RPM (cents)                               12.09            12.57             12.18            12.64
Yield per ASM (cents) (2) (3)                        9.26             7.44              8.76             7.69
Total yield per ASM (cents) (3)                      9.63             7.65              9.07             7.89
Cost per ASM (cents)                                 8.32             7.86              8.23             8.11
Fuel cost per ASM (cents)                            1.50             1.37              1.43             1.32
Cost per ASM excluding fuel (cents) (4)              6.82             6.49              6.80             6.78
Average fare                                    $     103        $     109         $     104        $     108
Average aircraft in fleet                            37.0             33.8              36.3             32.2
Aircraft in fleet at end of period                   38.0             35.0              38.0             35.0
Average age of aircraft at end of period              4.6              9.3               4.6              9.3

1. "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.  The break-even load factor for the three months ended September 30, 2003 includes the following special items net of profit-sharing; write-off of deferred loan costs of $8,624,000 associated with the prepayment of the guaranteed loan; a charge for Boeing aircraft and facility lease exit costs of $4,292,000; loss of $1,586,000 on the sale of one Airbus aircraft in a sale-leaseback transaction and from the sale of a spare engine; and an unrealized derivative loss of $254,000.
The break-even load factor for the six months ended September 30, 2003 includes the following special items net of profit-sharing; compensation received under the Appropriations Act of $13,842,000; write-off of deferred loan costs of $8,624,000 associated with the prepayment of the guaranteed loan; a charge for Boeing aircraft and facility lease exit costs of $4,924,000; loss of $1,586,000 on the sale of one Airbus aircraft in a sale-leaseback transaction and from the sale of a spare engine; and an unrealized derivative gain of $438,000.

2. "Yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3. For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission.  We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

(in thousands)                                  Three Months Ended Sept. 30,      Six Months Ended Sept. 30,
                                                     2003             2002             2003            2002

  Passenger revenues, as reported                $159,965        $ 116,710         $ 298,855        $ 226,002
  Charter revenue                                     580              721            1,194             779

  Passenger revenues, excluding charter
     revenue                                     $159,385      $   115,989        $  297,661       $  225,223

4.  This may be deemed a non-GAAP financial measure under regulations issued by  the Securities and Exchange
Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determine in accordance with GAAP.

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